Exhibit 2.5

FIRST AMENDMENT TO ARRANGEMENT AGREEMENT

THIS FIRST AMENDMENT is made as of February 19, 2019

BETWEEN:

NEWMONT MINING CORPORATION, a corporation existing under the laws of the State of Delaware (“Newmont”)

- and -

GOLDCORP INC., a corporation existing under the laws of the Province of Ontario (“Goldcorp”)

RECITALS:

A.	Newmont and Goldcorp are parties to an arrangement agreement (the “Arrangement Agreement”) dated January 14, 2019; and
B.	Newmont and Goldcorp wish to amend the Arrangement Agreement in accordance with Section 7.4 thereof, as provided in this First Amendment.

THEREFORE, in consideration of the mutual covenants contained herein (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

Article 1 INTERPRETATION
1.1	Definitions

Capitalized terms used but not defined in this First Amendment have the meanings given to them in the Arrangement Agreement.

1.2	Interpretation not Affected by Headings

The division of this First Amendment into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment. Unless the contrary intention appears, references in this First Amendment to an Article, Section, subsection or paragraph or both refer to the Article, Section, subsection or paragraph, respectively, bearing that designation in this First Amendment.

1.3	Number and Gender

In this First Amendment, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

Article 2 AMENDMENTS
2.1	Amendment to Section 5.6(a)(iv) of the Arrangement Agreement

Section 5.6(a)(iv) of the Arrangement Agreement is deleted in its entirety and replaced with the following:

“each Goldcorp Option that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms (except as otherwise provided herein or in the Plan of Arrangement), and, notwithstanding anything to the contrary in any applicable option grant agreement, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Option Plan or any Goldcorp Options, and pursuant to Section 3.1(2) of the Goldcorp Option Plan, upon the exercise of each Goldcorp Option the holder thereof shall be entitled to receive, and shall accept, in lieu of the number of Goldcorp Shares which such holder was entitled upon such exercise, a fraction of a Newmont Share equal to the Equity Award Exchange Ratio for each Goldcorp Share underlying such Goldcorp Option. If the adjustment to the Goldcorp Options contemplated by this paragraph results in a disposition of Goldcorp Options for options to acquire Newmont Shares or “new” Goldcorp Options, it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to any such disposition. Notwithstanding the foregoing, if required, the number of Newmont Shares to which a holder of a Goldcorp Option will be entitled on exercise of the Goldcorp Option will be reduced such that (i) the excess (if any) of the aggregate fair market value of the Newmont Shares underlying such holder’s Goldcorp Option immediately following the Effective Time over the aggregate exercise price (if any) of such Goldcorp Option does not exceed (ii) the excess (if any) of the aggregate fair market value of the Goldcorp Shares underlying the holder’s Goldcorp Option immediately before the Effective Time over the aggregate exercise price (if any) of such Goldcorp Option. Notwithstanding anything to the contrary in this Agreement, the Goldcorp Board shall be permitted to exercise its discretion under the Goldcorp Option Plan to, following a termination without cause or for termination for Good Reason (as defined in the respective employment agreements), permit the exercise of the Goldcorp Options until the respective expiry dates, notwithstanding anything to the contrary in any applicable option grant agreement or employment agreement.”

2.2	Amendment to Section 5.3 of the Arrangement Agreement

Section 5.3 of the Arrangement Agreement shall be renamed “Covenants Relating to the Consideration Shares, Replacement RSUs and Goldcorp Options” and the current provision is deleted in its entirety and replaced with the following:

“Newmont shall apply for and use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the Effective Time of the Consideration Shares and the Newmont Shares issuable upon exercise of (i) the Replacement RSUs issuable pursuant to the Arrangement and (ii) the Goldcorp Options, subject to official notice of issuance. Goldcorp shall use its reasonable best efforts to cooperate with Newmont in connection

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with the foregoing, including by providing information reasonably requested by Newmont in connection therewith. To the extent necessary, Newmont shall, on or as promptly as practicable following the Effective Date, file one or more registration statements on Form S-8 with the SEC to register the issuance of Newmont Shares upon exercises of the Replacement RSUs and the Goldcorp Options. ”

2.3	Amendment to the Schedule A (Plan of Arrangement) of the Arrangement Agreement

Schedule A of the Arrangement Agreement is deleted in its entirety and replaced with Schedule A hereto.

2.4	Amendment to Schedule D (Key Regulatory Approvals) of the Arrangement Agreement

Schedule D of the Arrangement Agreement is deleted in its entirety and replaced with the following:

“(1) Mexico. The Comisiõn Federal de Competencia Económica (Mexico) shall have issued a resolution, or be deemed to have issued a resolution, under the Ley Federal de Competencia Económica (Mexico) approving the transactions contemplated by this Agreement.

(2) Republic of Korea. The Korea Fair Trade Commission shall have issued a decision, or be deemed to have issued a decision, under the Monopoly Regulation and Fair Trade Act (Korea) approving the transactions contemplated by this Agreement.”

Article 3 GENERAL PROVISIONS
3.1	Ratification and Confirmation

The Arrangement Agreement, as amended by this First Amendment, remains in full force and effect and is hereby ratified and confirmed.  Provisions of the Arrangement Agreement that have not been amended or terminated by this First Amendment remain in full force and effect, unamended. All rights and liabilities that have accrued to any Party under the Arrangement Agreement up to the date of this First Amendment remain unaffected by this First Amendment.

3.2	Arrangement Agreement Provisions

The provisions of Article 8 of the Arrangement Agreement shall apply, mutatis mutandis, to this First Amendment.

3.3	Counterparts, Execution

This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed

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electronic copy of this First Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF Newmont and Goldcorp have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEWMONT MINING CORPORATION
By:	/s/ Stephen P. Gottesfeld
Name:Stephen P. Gottesfeld
Title:Executive Vice President and General Counsel

GOLDCORP INC.
By:	/s/ Charlene Ripley
Name:Charlene Ripley
Title:EVP, General Counsel

Schedule A FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1 INTERPRETATION
1.1	Definitions

Whenever used in this Plan of Arrangement, the following words and terms have the meanings set out below:

“affiliate” has the meaning given to it in National Instrument 45-106 – Prospectus Exemptions under Canadian Securities Laws;

“Arrangement” means the arrangement of Goldcorp under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Newmont and Goldcorp, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated January 14, 2019 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of Goldcorp Shareholders approving the Arrangement which is to be considered at the Goldcorp Meeting substantially in the form of Schedule B to the Arrangement Agreement;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario, the Province of British Columbia or in the State of New York;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

“Cash Consideration” means, for each Goldcorp Share, $0.02 in cash;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement issued by the Director pursuant to Section 183 of the OBCA;

“Closing VWAP” means the volume weighted average price of a Newmont Share, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

“Consideration” means, for each Goldcorp Share, (a) a fraction of a Newmont Share equal to the Exchange Ratio, plus (b) the Cash Consideration;

“Consideration Shares” means the Newmont Shares to be issued as Consideration pursuant to the Arrangement;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means any Person that Goldcorp may appoint to act as depositary for the Goldcorp Shares in relation to the Arrangement, with the approval of Newmont, acting reasonably;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” has the meaning set forth in Section 4.1(a);

“Dissent Shares” means Goldcorp Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Goldcorp Shareholder who has validly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Goldcorp Shares in respect of which Dissent Rights are validly exercised by such Goldcorp Shareholder;

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.12 of the Arrangement Agreement, which will be the date shown in the Certificate of Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time as agreed to by Newmont and Goldcorp in writing;

“Equity Award Exchange Ratio” means the sum of (a) the Exchange Ratio, and (b) a fraction of a Newmont Share equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the Cash Consideration, by (ii) the Closing VWAP;

“Exchange Ratio” means, for each Goldcorp Share, 0.3280 of a Newmont Share;

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of Newmont and Goldcorp, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to Newmont and Goldcorp, each acting reasonably);

“Goldcorp” means Goldcorp Inc., a corporation existing under the laws of the Province of Ontario;

“Goldcorp Board” means the board of directors of Goldcorp as the same is constituted from time to time;

“Goldcorp Meeting” means the special meeting of Goldcorp Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Goldcorp Option Plan” means the amended and restated 2005 Goldcorp Stock Option Plan, last amended April 28, 2016;

“Goldcorp Options” means options to purchase Goldcorp Shares granted under the Goldcorp Option Plan and options to purchase Goldcorp Shares granted under the stock option plan of Exeter Resource Corporation;

“Goldcorp Phantom RSU Plan” means the Goldcorp phantom restricted share unit plan dated January 22, 2013 and last amended February 12, 2014;

“Goldcorp Phantom RSUs” means phantom restricted share units issued under the Goldcorp Phantom RSU Plan;

“Goldcorp PSU Plan” means the Goldcorp performance share unit plan, amended effective July 28, 2010, and last amended February 14, 2018;

“Goldcorp PSUs” means performance share units issued under the Goldcorp PSU Plan;

“Goldcorp RSU Plan” means the Goldcorp restricted share unit plan, amended effective May 20, 2008, and last amended April 28, 2016;

“Goldcorp RSUs” means restricted stock units issued under the Goldcorp RSU Plan;

“Goldcorp Securityholders” means, collectively, the Goldcorp Shareholders and the holders of Goldcorp Options, Goldcorp PSUs, Goldcorp Phantom RSUs and Goldcorp RSUs;

“Goldcorp Shareholders” means the holders of Goldcorp Shares;

“Goldcorp Shares” means the common shares in the authorized share capital of Goldcorp;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the Toronto Stock Exchange and the New York Stock Exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the order made after the application to the Court pursuant to subsection 182 of the OBCA after being informed of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act under section 3(a)(10) thereof with respect to the Newmont Shares and Replacement RSUs issued pursuant to the Arrangement, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, providing for, among other things, the calling and holding of the Goldcorp Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of Newmont and Goldcorp, each acting reasonably;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

“Letter of Transmittal” means the Letter of Transmittal(s), in a form reasonably satisfactory to Newmont, to be delivered by Goldcorp to Goldcorp Shareholders providing for the delivery of the Goldcorp Shareholders’ Goldcorp Shares to the Depositary;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Newmont” means Newmont Mining Corporation, a corporation existing under the laws of the State of Delaware;

“Newmont Excess Shares” has the meaning set forth in Section 3.2(b);

“Newmont Incentive Plan” means Newmont’s 2013 Stock Incentive Plan;

“Newmont RSUs” means restricted stock units issued under the Newmont Incentive Plan;

“Newmont Share Trust” has the meaning set forth in Section 3.2(b);

“Newmont Shares” means shares of common stock in the authorized share capital of Newmont;

“NYSE” means The New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario);

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.4 of the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;

“Replacement RSUs” means the Newmont RSUs issued in replacement of Goldcorp RSUs under and on the basis set forth in this Plan of Arrangement.

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Tax Act” means the Income Tax Act (Canada);

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations of the SEC promulgated thereunder;

“U.S. Securities Laws” means the U.S. Securities Act and all other applicable U.S. federal securities laws;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia; and

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, subsections, paragraphs and Exhibits and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Exhibit by number or letter or both refer to the Article, Section, subsection, paragraph or Exhibit, respectively, bearing that designation in this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars.

1.6	Statutes

Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

Article 2 EFFECT OF ARRANGEMENT
2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2	Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding upon Newmont, Goldcorp, the Depositary, all registered and beneficial Goldcorp Securityholders, including Dissenting Shareholders.

Article 3 ARRANGEMENT
3.1	Arrangement

Commencing at the Effective Time, in five minute increments each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act or formality:

(a)

Each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to Newmont (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4 and:

(i)

such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Goldcorp Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have only the rights set out in Section 4.1;

(ii)

such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

(iii)

Newmont shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares (free and clear of all Liens) and the central securities register of Goldcorp shall be, and shall be deemed to be, revised accordingly.

(b)

Each Goldcorp Share outstanding immediately prior to the Effective Time (other than any Goldcorp Share held by Newmont or any of its affiliates (including all Dissent Shares)) shall be deemed to be transferred and assigned by the holder thereof, without any further act or formality on its part, to Newmont (free and clear of any Liens) in exchange for the Consideration, subject to Sections 3.2 and 5.3, and

(i)

the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Goldcorp Share  and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Goldcorp Shareholders;

(ii)

the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Goldcorp Share; and

(iii)

Newmont shall be and shall be deemed to be the holder of all of the outstanding Goldcorp Shares (free and clear of all Liens) and the central securities register of Goldcorp shall be, and shall be deemed to be, revised accordingly.

(c)

Each Goldcorp Option outstanding at the Effective Time (whether vested or unvested) shall remain outstanding on its existing terms (except as otherwise provided herein or in the Arrangement Agreement), and, notwithstanding anything to the contrary in any applicable option grant agreement, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Option Plan or any Goldcorp Options, and pursuant to Section 3.1(2) of the Goldcorp Option Plan, upon the exercise of each Goldcorp Option the holder thereof shall be entitled to receive, and shall accept, in lieu of the number of Goldcorp Shares which such holder was entitled upon such exercise, a fraction of a Newmont Share equal to the Equity Award Exchange Ratio for each Goldcorp Share underlying such Goldcorp Option; provided that any fraction of a Newmont Share that such holder would be entitled to receive (after aggregating all Newmont Shares issuable to such holder in respect of all such holder’s Goldcorp Options that are exercised on a particular date) shall be rounded down to the nearest whole number. If the adjustment to the Goldcorp Options contemplated by this paragraph results in a disposition of Goldcorp Options for options to acquire Newmont Shares or “new” Goldcorp

Options, it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to any such disposition. Notwithstanding the foregoing, if required, the number of Newmont Shares to which a holder of a Goldcorp Option will be entitled on exercise of the Goldcorp Option will be reduced such that (i) the excess (if any) of the aggregate fair market value of the Newmont Shares underlying such holder’s Goldcorp Option immediately following the Effective Time over the aggregate exercise price (if any) of such Goldcorp Option does not exceed (ii) the excess (if any) of the aggregate fair market value of the Goldcorp Shares underlying the holder’s Goldcorp Option immediately before the Effective Time over the aggregate exercise price (if any) of such Goldcorp Option.

(d)

Each Goldcorp Phantom RSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable grant letter, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Phantom RSU Plan or any Goldcorp Phantom RSUs, pursuant to the determination of the Committee (as defined therein) pursuant to Section 5.6(a)(i) of the Arrangement Agreement, the “Share Value” (as defined in the Goldcorp Phantom RSU Plan) shall mean the product obtained by multiplying (A) the trading price of a Newmont Share on the NYSE at the close of business on the date of expiry of the Restricted Period (as defined in the Goldcorp Phantom RSU Plan), by (B) the Equity Award Exchange Ratio.

(e)

Each Goldcorp PSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable PSU Agreement (as defined in the Goldcorp PSU Plan), employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp PSU Plan or any Goldcorp PSUs:

(i)	the Multiplier (as defined in the Goldcorp PSU Plan) for each Goldcorp PSU shall be deemed to be 100 per cent; and
(ii)

pursuant to the determination of the Board (as defined therein) pursuant to Section 5.6(a)(ii) of the Arrangement Agreement, “Fair Market Value” (as defined in the Goldcorp PSU Plan) shall mean, on a particular day, the product obtained by multiplying (A) the volume weighted average price of the Newmont Shares on the NYSE for the 30 trading day period prior to and including the particular day, by (B) the Equity Award Exchange Ratio.

(f)

Each Goldcorp RSU that is outstanding immediately prior to the Effective Time shall be deemed to be exchanged by the holder thereof in accordance with subsection 7(1.4) of the Tax Act, without any further act of formality on its part, for a Replacement RSU that has the same vesting conditions as the Goldcorp RSU for which it was exchanged and that entitles the holder thereof to receive, upon vesting thereof and in accordance with the terms of the Newmont Incentive Plan, a number of Newmont Shares equal to the product obtained by multiplying (A) the applicable number of Goldcorp Shares covered by such Goldcorp RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that any fraction of a Newmont Share that such holder would be entitled to receive (after aggregating all Newmont Shares issuable to such holder in respect of all such holder’s Replacement RSUs that vest on a particular date date) shall be rounded down to the nearest whole number, and:

(i)

the holder thereof shall cease to be, and shall be deemed to cease to be, the holder of each such Goldcorp RSU and the name of such holder shall be, and shall be deemed to be, removed from the register of Goldcorp RSUs in respect of each such Goldcorp RSU;

(ii)	the Goldcorp RSU Plan and all agreements relating to the Goldcorp RSUs shall be terminated and shall be of no further force and effect;
(iii)

notwithstanding the foregoing, if required, the number of Newmont Shares to which a former holder of a Goldcorp RSU will be entitled under the Replacement RSU will be reduced such that (i) the excess (if any) of the aggregate fair market value of the Newmont Shares underlying such holder’s Replacement RSU immediately following the exchange over the aggregate exercise price (if any) of such Replacement RSU does not exceed (ii) the excess (if any) of the aggregate fair market value of the Goldcorp Shares underlying the holder’s corresponding Goldcorp RSU immediately before the exchange over the aggregate exercise price (if any) of such Goldcorp RSU; and

(iv)

the Committee (as defined in the Newmont Incentive Plan) irrevocably elects to settle all Replacement RSUs solely in consideration for Newmont Shares, the Award Agreement (as defined in the Newmont Incentive Plan) in respect of each such Replacement RSU will, and will be deemed to, provide that the Committee (as defined in the Newmont Incentive Plan) shall not have the discretion to pay cash in settlement of any Replacement RSU (notwithstanding the terms of the Newmont Incentive Plan), and such Replacement RSUs are, and are deemed to be, a right to acquire Newmont Shares (subject to the terms and conditions of the Replacement RSU and the Newmont Incentive Plan), and that the Committee shall not have the discretion (notwithstanding the terms of the Newmont Incentive Plan) to defer delivery of the Newmont Shares beyond respective dates on which those Replacement RSUs vest.

The events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2	No Fractional Shares
(a)

In no event shall any Goldcorp Shareholder be entitled to a fractional Newmont Share. Where the aggregate number of Newmont Shares to be issued to a Goldcorp Shareholder as consideration under the Arrangement would result in a fraction of a Newmont Share being issuable, the number of Newmont Shares to be received by such Goldcorp Shareholder shall be rounded down to the nearest whole Newmont Share. In lieu of any such fractional Newmont Share, each Goldcorp Shareholder otherwise entitled to a fractional interest in a Newmont Share will be entitled to receive a cash payment equal to an amount representing such Goldcorp Shareholder’s proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such Goldcorp Shareholders of the Newmont Excess Shares. Section 3.1(f) herein, sets forth the treatment of any fraction of a Newmont Share that a former holder of Goldcorp RSUs outstanding immediately prior to the Effective Time shall be entitled to receive upon vesting of the applicable Replacement RSU and in accordance with the terms of the Newmont Incentive Plan. Section 3.13.1(c) herein, sets forth the treatment of any fraction of a Newmont Share that a former holder of Goldcorp Options outstanding immediately prior to the Effective Time shall be entitled to receive upon exercise of a Goldcorp Option.

(b)

As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of Newmont Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to Goldcorp Shareholders pursuant to Section 3.1(b) (such excess the “Newmont Excess Shares”). Following the Effective Time, the Depositary shall, on behalf of the former Goldcorp Shareholders, sell the Newmont Excess Shares at the then prevailing prices on the NYSE. The sale of the Newmont Excess Shares by the Depositary shall be executed on the NYSE through one or more members firms of the NYSE and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the Newmont Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former Goldcorp Shareholders, the Depositary shall hold such proceeds in trust for such former Goldcorp Shareholders (the “Newmont Share Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Newmont Excess Shares shall be paid by Newmont. The Depositary shall determine the portion of the Newmont Share Trust to which each former Goldcorp Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Newmont Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former Goldcorp Shareholder is entitled (after taking into account all Goldcorp Shares held as of immediately prior to the Effective Time by such former Goldcorp Shareholder) and the denominator of which is the aggregate amount of fractional Newmont Shares to which all former Goldcorp Shareholders are entitled.
(c)

As soon as practicable after the determination of the amount of cash, if any, to be paid to former Goldcorp Shareholders with respect to any fractional Newmont Shares, the Depositary shall make available such amounts to such former Goldcorp Shareholders.

Article 4 DISSENT RIGHTS
4.1	Dissent Rights
(a)

In connection with the Arrangement, each registered Goldcorp Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to the Goldcorp Shares held by such Goldcorp Shareholder pursuant to Section 185 of the OBCA, as modified by the Interim Order, the Final Order and this Section 4.1(a); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Section 185(6) of the OBCA must be received by Goldcorp not later than 4:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Goldcorp Meeting. Dissenting Shareholders who are:

(i)

ultimately entitled to be paid by Newmont the fair value for their Dissent Shares (A) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (B) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to Newmont in accordance with Section 3.1(a); (C) will be entitled to be paid the fair value of such Dissent Shares by Newmont, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Goldcorp Meeting; and (D) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Goldcorp Shares; or

(ii)

ultimately not entitled, for any reason, to be paid by Newmont the fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Goldcorp Shares on the same basis as a non-dissenting Goldcorp Shareholder and shall be entitled to receive only the Consideration from Newmont in the same manner as such non-Dissenting Shareholders.

(b)

In no event shall Newmont or Goldcorp or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Goldcorp Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and as at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Goldcorp.
(c)

For greater certainty, in addition to any other restrictions in the Interim Order and under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Goldcorp Shareholders who vote or have instructed a proxyholder to vote such Goldcorp Shares in favour of the Arrangement Resolution (but only in respect of such Goldcorp Shares), (ii) holders of Goldcorp Options, Goldcorp RSUs, Goldcorp PSUs and Goldcorp Phantom RSUs, and (iii) any other Person who is not a registered holder of Grizzles Shares as of the record date for the Goldcorp Meeting.

Article 5 DELIVERY OF CONSIDERATION
5.1	Certificates and Payments
(a)

Following receipt of the Final Order and prior to the Effective Time, Newmont shall deliver or cause to be delivered to the Depositary sufficient funds and Newmont Shares to satisfy the aggregate Consideration payable to the Goldcorp Shareholders in accordance with Section 3.1, which cash and Newmont Share shall be held by the Depositary as agent and nominee for such former Goldcorp Shareholders for distribution to such former Goldcorp Shareholders in accordance with the provisions of this Article 5.

(b)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Goldcorp Shares that were transferred pursuant to Section 3.1(b), together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Goldcorp Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Goldcorp Shareholder the Consideration that such Goldcorp Shareholder has the right to receive under the Arrangement for such Goldcorp Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(c)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more Goldcorp Shares (other than Goldcorp Shares held by Newmont or any of its affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

5.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Goldcorp Shares that were transferred pursuant to Section 3.1(b) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Newmont and the Depositary (acting reasonably) in such sum as Newmont may direct, or otherwise indemnify Newmont and Goldcorp in a manner satisfactory Newmont and Goldcorp, acting reasonably, against any claim that may be made against Newmont and Goldcorp with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any Goldcorp Securityholders and/or any other Person under this Plan of Arrangement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under this Plan of Arrangement exceeds the amount of cash otherwise payable to such Person, Newmont, Goldcorp, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to Newmont, Goldcorp, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

5.4	Distributions with respect to Unsurrendered Share Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Newmont Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Goldcorp Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Newmont Shares.

5.5	Limitation and Proscription

To the extent that a former Goldcorp Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six years after the Effective Date (the “final proscription date”), then the Consideration that such former Goldcorp Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Goldcorp Shareholder was entitled, shall be delivered to Newmont by the Depositary and the Newmont Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Goldcorp Shareholder in such Newmont Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Goldcorp Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature and the right of any Goldcorp Shareholder to receive the Consideration for Goldcorp Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Newmont.

5.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.7	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Goldcorp Shares issued prior to the Effective Time; (b) the rights and obligations of the registered holders of Goldcorp Shares (other than Newmont or any of its affiliates), and of Goldcorp, Newmont, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Goldcorp Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 6 AMENDMENTS
6.1	Amendments
(a)

Newmont and Goldcorp reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Goldcorp and Newmont and filed with the Court, and, if made following the Goldcorp Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Goldcorp Shareholders and communicated to the Goldcorp Securityholders if and as required by the Court, and in either case in the manner required by the Court.

(b)

Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Goldcorp and Newmont, may be proposed by Goldcorp and Newmont at any time prior to or at the Goldcorp Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Goldcorp Meeting shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Goldcorp Meeting will be effective only if it is agreed to in writing by each of Goldcorp and Newmont and, if required by the Court, by some or all of the Goldcorp Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made by Goldcorp and Newmont without the approval of or communication to the Court or the Goldcorp Securityholders, provided that it concerns a matter which, in the reasonable opinion of Goldcorp and Newmont is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Goldcorp Securityholders.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.
Article 7 FURTHER ASSURANCES
7.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

Article 8 U.S. SECURITIES LAW EXEMPTION

Notwithstanding any provision herein to the contrary, Goldcorp and Newmont each agree that the Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that, all (i) Consideration Shares issued under the Arrangement will be issued by Newmont in exchange for Goldcorp Shares and (ii) Replacement RSUs to be issued to holders of Goldcorp RSUs in exchange for Goldcorp RSUs outstanding immediately prior to the Effective Time, pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, are issued in reliance on the exemption from the registration requirements of the U.S. Securities Act, as amended, as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement. To the extent necessary, Newmont shall, on or as promptly as practicable following the Effective Date, file one or more registration statements on Form S-8 with the SEC to register the issuance of Newmont Shares upon exercises of (i) the Replacement RSUs and (ii) the Goldcorp Options outstanding at the Effective Time (whether vested or unvested). Newmont shall use its commercially reasonable efforts ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements. Holders of Goldcorp RSUs entitled to receive Replacement RSUs will be advised that the Replacement RSUs issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newmont in reliance on the exemption from registration under the U.S. Securities Act pursuant to Section 3(a)(10) thereof, but that such exemption does not exempt the issuance of securities upon the exercises of such securities; therefore, the underlying Newmont Shares issuable upon the exercise of the Replacement RSUs, if any, cannot be issued in the U.S. or to a person in the U.S. in reliance upon the exemption from registration provided by Section 3(a)(10) and the Replacement RSUs may only be exercised pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any.  Holders of Goldcorp Options will be advised that Newmont Shares cannot be issued in the U.S. or to a person in the U.S. upon the exercises of the Goldcorp Options unless such shares are issued pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any.  Newmont has agreed to apply for and use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the Effective Time of the Consideration Shares and the Newmont Shares issuable pursuant to the Arrangement upon exercise of (i) the Replacement RSUs and (ii) the Goldcorp Options, subject to official notice of issuance.